ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
BILLMYPARENTS, INC.

ID#: 19901048370

BillMyParents, Inc., a Colorado corporation (the “Corporation”), having its principal office at 6190 Cornerstone Court, Suite 216 San Diego, California 92121, hereby certifies to the Department of Corporations of Colorado that:

FIRST: The Corporation desires to amend its Articles of Incorporation (the “Articles”) as currently in effect.

SECOND: The Articles are hereby amended as of February 15, 2013 to read as follows:

ARTICLE II shall be deleted in its entirety and replaced with the following:

ARTICLE II

The name of the Corporation shall be “The SpendSmart Payments Company”

THIRD: This amendment to the Articles has been duly authorized and approved by the Board of Directors and shareholders of the Corporation as required by law.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Articles to be signed in its name and on its behalf by its President and witnessed by its Secretary.

/s/ William Hernandez______
William Hernandez, President

/s/ Jonathan Shultz_________
Jonathan Shultz, Secretary